EXHIBIT 99.1

Colony Bankcorp, Inc. Announces Deferral of Capital Purchase Program Dividend Payment and Trust Preferred Interest Payments

FITZGERALD, Ga., Feb. 13, 2012 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq CBAN) today announced that it will exercise is right to suspend its regularly scheduled dividend payment of $350 thousand on its $28 million Cumulative Perpetual Preferred Stock, Series A that was issued to the U. S. Treasury Department under its Capital Purchase Program. Colony may defer dividend payments for up to six consecutive quarters without default or penalty under the terms of the investment documents. The dividends will continue to be accrued for payment in the future and will be reported for the duration of the deferral period as a preferred dividend requirement that is deducted from income available to common shareholders for financial statement purposes.

Additionally the Company has also exercised its rights to defer regularly scheduled interest payments on all of its issues of junior subordinated debentures, relating to outstanding trust preferred securities (TRUPs), having an outstanding principal amount of $24.2 million. Under the terms of the trust documents, the Company may defer payments of interest for up to 20 consecutive quarterly periods without default or penalty. The regularly scheduled interest payments will continue to be accrued for payment in the future and reported as an expense for financial statement purposes.

The Company made the decision to suspend these payments in consultation with the Georgia Department of Banking and Finance and the Federal Reserve Bank of Atlanta.

CONTACT: Terry L. Hester
         Chief Financial Officer
         (229) 426-6002